Exhibit 10.5

EMPLOYEE MATTERS AGREEMENT

by and between

AUTOMATIC DATA PROCESSING, INC.

and

CDK GLOBAL HOLDINGS, LLC

Dated as of [—], 2014

(i)

ii

EMPLOYEE MATTERS AGREEMENT dated as of [            ], 2014 (this “Agreement”), by and between Automatic Data Processing, Inc., a Delaware corporation (“ADP”), and CDK Global Holdings, LLC, a Delaware limited liability company whose sole member is ADP (each, a “Party” and collectively, the “Parties”).

WHEREAS, as of the date of this Agreement, the ADP affiliated group includes CDK (as defined below) and its subsidiaries;

WHEREAS, it is the intention of the Parties that, following the Restructuring and the Separation (each as defined in the Separation and Distribution Agreement (as defined below) but prior to the Distribution (as defined in the Separation and Distribution Agreement), CDK will be converted from a Delaware limited liability company into a Delaware corporation pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “LLC Conversion”), and will be recapitalized such that all of the shares of common stock of CDK, par value $0.01 per share (the “CDK Common Stock”), then outstanding will be owned by ADP;

WHEREAS, the Parties (or their predecessors-in-interest) have entered into the Separation and Distribution Agreement, pursuant to which ADP has contributed to CDK the stock and assets associated with the CDK Business (as defined below) in exchange for membership interests in CDK, cash and the assumption by CDK of certain liabilities related to the CDK Business;

WHEREAS, following the Restructuring, Separation and LLC Conversion, ADP intends to distribute on a pro-rata basis to its shareholders all of the shares of CDK Common Stock (the “Distribution”);

WHEREAS, the Parties believe that the Distribution will provide greater flexibility for management, capital requirements and growth of the CDK Business while ensuring that ADP senior management can focus its time and resources on the development of the businesses retained by ADP; and

WHEREAS, in connection with effecting the Distribution, ADP and CDK have agreed to enter into this Agreement for the purpose of allocating assets, liabilities and responsibilities with respect to certain employee benefit plans and programs between them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties (each on behalf of itself and each of its Affiliates) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“ADP Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by ADP or any of its Affiliates.

“ADP Common Stock” means shares of common stock, par value $0.10 per share, of ADP.

“ADP Employee” means any individual who, immediately following the Distribution Date, will be employed by ADP or any member of the ADP Group in a capacity considered by ADP to be common law employment, including any active employee and any employee on vacation or approved leave of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, leave under the Family Medical Leave Act and other approved leaves).

“ADP Deferred Compensation Plan” means the Automatic Data Processing, Inc. Deferred Compensation Program.

“ADP Group” means ADP and each Person that will be a direct or indirect Subsidiary of ADP immediately after the Distribution and each Person that is or becomes a member of the ADP Group after the Distribution, including any Person that is or was merged into ADP or any such direct or indirect Subsidiary, and each other Person that would have been included in the ADP Group in connection with the Restructuring but for the delayed transfers required by Section 2.3(b) of the Separation and Distribution Agreement.

“ADP Option” means an option to purchase ADP Common Stock issued under the ADP Stock Option Plans.

“ADP Pension Plan” means the Automatic Data Processing, Inc. Pension Retirement Plan.

“ADP Pre-Distribution Stock Value” means the official NASDAQ only “regular way” closing price of ADP Common Stock on [September 30], 2014 as reported by the NASDAQ.

“ADP Restricted Stock” means restricted shares of ADP Common Stock outstanding under the Automatic Data Processing, Inc. Key Employees’ Restricted Stock Plan or the Automatic Data Processing, Inc. 2008 Omnibus Award Plan.

“ADP Restricted Stock Unit” means a restricted stock unit (in respect of a share of ADP common stock) outstanding under the Automatic Data Processing, Inc. 2008 Omnibus Award Plan.

“ADP Savings Plan” means the Automatic Data Processing, Inc. Retirement and Savings Plan.

“ADP Severance Policy” means the Automatic Data Processing, Inc. Severance Pay Policy.

“ADP SORP” means the Automatic Data Processing, Inc. Supplemental Officers Retirement Plan.

“ADP Stock Option Plans” means, collectively, the Automatic Data Processing, Inc. Stock Option Plan and the Automatic Data Processing, Inc. 2008 Omnibus Award Plan.

“ADP VEBA” means the Automatic Data Processing, Inc. and Subsidiaries Employee Welfare Benefit Trust.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Benefit Plan” means, with respect to an entity, any plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“CDK” means, prior to the LLC Conversion, CDK Global Holdings, LLC, a Delaware limited liability company whose sole member is ADP and, immediately after the LLC Conversion, CDK Global, Inc., a Delaware corporation whose sole stockholder is ADP.

“CDK Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the CDK Group on or after the Distribution Date.

“CDK Business” means the business and operations conducted by the CDK Group from time to time, whether prior to, at or after the Effective Time, including,

without duplication, (i) the Dealer Services Business conducted by ADP prior to the Restructuring (including with respect to any terminated, divested or discontinued business or operations of the CDK Group), (ii) the Dealer Services Business conducted by ADP prior to any previous internal restructurings of ADP relating to the Dealer Services Business and (iii) the business and operations conducted by the CDK Group, as more fully described in the Information Statement.

“CDK Common Stock” has the meaning assigned to such term in the Recitals hereto.

“CDK Employee” means any individual who, immediately following the Distribution Date, will be employed by CDK or any member of the CDK Group in a capacity considered by CDK to be common law employment, including any active employee and any employee on vacation or approved leave of absence (including maternity, paternity, family, sick, short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, leave under the Family Medical Leave Act and other approved leaves).

“CDK Group” means CDK and each Person that will be a direct or indirect Subsidiary of CDK immediately prior to the Distribution (but after giving effect to the Restructuring) and each Person that is or becomes a member of the CDK Group after the Distribution, including any Person that is or was merged into CDK or any such direct or indirect Subsidiary, and each other Person that would have been included in the CDK Group in connection with the Restructuring but for the delayed transfers required by Section 2.3(b) of the Separation and Distribution Agreement.

“CDK Option” means an option to purchase shares of CDK Common Stock.

“CDK Equity Conversion Ratio” means the quotient obtained by dividing the ADP Pre-Distribution Stock Value by the CDK Stock Value.

“CDK Participant” means any individual who, immediately following the Distribution Date, is a CDK Employee, or a beneficiary, dependent or alternate payee thereof.

“CDK Stock Plan” means the CDK Global, Inc. 2014 Omnibus Award Plan.

“CDK Stock Value” means the official NASDAQ only “regular way” first trading price of CDK Common Stock on [October 1, 2014], as reported by the NASDAQ.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any similar state group health plan continuation Law, together with all regulations and proposed regulations promulgated thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Dealer Services Business” means all of the ADP Dealer Services’ business and operations, as more fully described in ADP’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

“Distribution Date” means the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of ADP in its sole and absolute discretion.

“DOL” means the Department of Labor.

“Effective Time” means 11:59 pm (Eastern Time) on the Distribution Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Former ADP Employee” means, as of the Distribution Date, any former employee of ADP or an Affiliate, including retired, deferred vested, non-vested and other inactive terminated individuals, whose most recent active employment with ADP or an Affiliate was with a member of the ADP Group, but in all events excluding any person who is a CDK Employee.

“Former CDK Employee” means, as of the Effective Time:

(a) any former employee of ADP or an Affiliate, including retired, deferred vested, non-vested and other inactive terminated individuals, whose most recent active employment with ADP or an Affiliate was with a member of the CDK Group and whose active employment has ended before the Effective Time,

(b) any individual who is on long-term disability leave and whose most recent active employment with ADP or an Affiliate prior to the Effective Time was with a member of the CDK Group, and

(c) any former service provider (including any individual who was an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of ADP or an Affiliate) with respect to whom (x) such service provider’s employment, service, retainer arrangement, or relationship with ADP or an Affiliate ended before the Effective Time and (y) such service provider’s most recent employment, service, retainer arrangement, or relationship prior to the Effective Time was with a member of the CDK Group.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the NASDAQ.

“Group” means the ADP Group and/or the CDK Group, as the context requires.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Information” means all information of either the ADP Group or the CDK Group, as the context requires, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software (as defined in the definition of “Intellectual Property”), marketing plans, customer data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Information Statement” means the information statement and any related documentation distributed to holders of ADP Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including any and all such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, and trade names, and the goodwill associated with the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration, design registrations or patents and like rights (collectively, “Patents”); (iii) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iv) copyrights, writings and other works of authorship (“Copyrights”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), Information, business, technical and know-how information, business processes, non-public information, proprietary information and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (vi) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, “Software”); (vii) domain names and uniform resource locators; (viii) moral rights; (ix) privacy and publicity rights; (x) any and all technical information, Software, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge, invention disclosures or other data, not including works subject to Copyright, Patent or Trademark protection; (xi) advertising and promotional materials, whether or not copyrightable; and (xii) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“IRS” means the Internal Revenue Service.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, on- or off-balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law or other pronouncements of Governmental Authorities constituting an Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third-party administrators, and costs related thereto or to the investigation or defense thereof.

“NASDAQ” means the NASDAQ Global Select Market.

“Participating Company” means ADP and any Affiliate or any other entity (other than an individual) participating in an ADP Benefit Plan.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Restructuring” has the meaning assigned to such term in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and between ADP and CDK (or their predecessors-in-interest) dated as of [                    ], 2014.

“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary of such first Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

Section 1.2 General Interpretive Principles. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (b) the words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, and (d) any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, in each case as amended from time to time, unless the context otherwise requires.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets.

(a) As of the Effective Time, except as otherwise expressly provided for in this Agreement, ADP shall, or shall cause one or more members of the ADP Group to, assume or retain, as applicable, and ADP hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all ADP Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all ADP Employees, Former ADP Employees, their respective dependents and beneficiaries, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the ADP Group or in any other employment, service, retainer arrangement, or relationship with any member of the ADP Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the ADP Group, (iii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Former CDK Employees, their respective dependents and beneficiaries and (iv) all other Liabilities or obligations expressly assigned to ADP or any of its Affiliates under this Agreement. For purposes of clarification, the Liabilities assumed or retained by the ADP Group as provided for in this Section 2.1(a) are intended to be ADP Liabilities as such term is defined in the Separation and Distribution Agreement.

(b) As of the Effective Time, except as otherwise expressly provided for in this Agreement, CDK shall, or shall cause one or more members of the CDK Group to, assume and CDK hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all CDK Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all CDK Employees, their dependents and beneficiaries and other persons who provide services to the CDK Group (including any individual who is an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the CDK Group or in any other employment, service, or retainer arrangement, or relationship with any member of the CDK Group), and (iii) all other Liabilities or obligations expressly assigned to CDK or any of its Affiliates under this Agreement. For purposes of clarification, the Liabilities assumed by the CDK Group as provided for in this Section 2.1(b) are intended to be Dealer Liabilities as such term is defined in the Separation and Distribution Agreement.

(c) From time to time after the Distribution, CDK shall promptly reimburse ADP, upon ADP’s reasonable request and the presentation by ADP of such substantiating documentation as CDK shall reasonably request, for the cost of any obligations or Liabilities satisfied by ADP or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of CDK or any of its Affiliates.

(d) From time to time after the Distribution, ADP shall promptly reimburse CDK, upon CDK’s reasonable request and the presentation by CDK of such substantiating documentation as ADP shall reasonably request, for the cost of any obligations or Liabilities satisfied by CDK or its affiliates that are, or that have been made pursuant to this Agreement, the responsibility of ADP or its Affiliates.

Section 2.2 Cessation of CDK Participation in ADP Benefit Plans. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (i) effective as of the Effective Time, CDK and each member of the CDK Group shall cease to be a Participating Company in any ADP Benefit Plan, and (ii) each CDK Participant and each other service providers who provide services to any member of the CDK Group on or after the Effective Time (including each individual who is an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the CDK Group or in any other employment, service, or retainer arrangement, or relationship with any member of the CDK Group), effective as of the Effective Time, shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any ADP Benefit Plan, and ADP and CDK shall take all necessary action to effectuate each such cessation.

Section 2.3 Service Recognition (i) . CDK shall give each CDK Participant full credit for purposes of eligibility, vesting, and determination of level of benefits under any CDK Benefit Plan for such CDK Participant’s service with any member of the ADP Group prior to the Effective Time to the same extent such service was recognized by the applicable ADP Benefit Plans immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

ARTICLE III

THE ADP PENSION PLAN

Section 3.1 Status of CDK Employees. Effective as of the Effective Time, each CDK Employee and Former CDK Employee shall, for all purposes of the ADP Pension Plan, be treated as having terminated employment with ADP and with all of its Affiliates as of the Effective Time (or, if earlier, as of the date of such person’s actual termination of employment with ADP and all Affiliates). Also effective as of the Effective Time, each CDK Employee shall become fully vested in such person’s entire accrued benefit under the ADP Pension Plan.

Section 3.2 ADP Retention of Liabilities With Respect to CDK Employees (a) . Notwithstanding anything herein to the contrary, the legal responsibility and obligation to pay (or continue to pay, as the case may be) all benefits otherwise accrued under the ADP Pension Plan with respect to CDK Employees and Former CDK Employees shall at all times remain the legal responsibility and obligation of ADP and the ADP Pension Plan. In connection therewith, there shall be no transfer of Assets from the ADP Pension Plan to any CDK Benefit Plan.

ARTICLE IV

TAX-QUALIFIED DEFINED CONTRIBUTION PLAN

Section 4.1 The ADP Savings Plan.

(a) Establishment of the CDK Savings Plan. Effective as of the Effective Time, CDK shall, or shall have caused one of its Affiliates to, establish a defined contribution plan and trust for the benefit of CDK Employees (the “CDK Savings Plan”). CDK shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the CDK Savings Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. CDK (acting directly or through its Affiliates) shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the CDK Savings Plan.

(b) Full Vesting Under ADP Savings Plan. Effective as of the Effective Time, each CDK Employee shall become fully vested in such person’s entire account balance under the ADP Savings Plan.

(c) Prorated Matching Contribution. As soon as practicable on or after the Distribution Date, ADP shall contribute to the ADP Savings Plan on behalf of each CDK Employee a prorated portion of the employer matching contribution that would otherwise have been contributed on behalf of such person if no end-of-year employment requirement applied for purposes of receiving such matching contribution.

(d) Transfer of ADP Savings Plan Assets. On or as soon as reasonably practicable following the Distribution Date, ADP shall cause the account balances (including any outstanding loan balances) in the ADP Savings Plan attributable to CDK Employees, together with an amount of cash equal to the aggregate of such account balances to be transferred to the CDK Savings Plan, and CDK shall cause the CDK Savings Plan to accept such transfer of accounts and cash and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge all obligations of the ADP Savings Plan relating to the accounts of CDK Employees. Such transfer of cash shall be done in accordance with the requirements of Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA.

(e) Form 5310-A. No later than thirty (30) days prior to the date of such aforementioned transfer from the ADP Savings Plan to the CDK Savings Plan, ADP and CDK (each acting directly or through their respective Affiliates) shall, to the extent necessary, each file an IRS Form 5310-A regarding such transfer.

Section 4.2 Contributions as of the Distribution Date. All contributions payable to the ADP Savings Plan with respect to employee deferrals, matching contributions and any other required contributions for CDK Employees through the Distribution Date shall be paid by ADP to the ADP Savings Plan prior to the date of the cash transfer described in Section 4.1(d) above.

ARTICLE V

HEALTH, WELFARE AND SIMILAR PLANS

Section 5.1 Plans Maintained by ADP Prior to the Distribution Date.

(a) Establishment of the CDK Plans. ADP or one or more of its Affiliates maintain each of the health, welfare and similar plans set forth on Schedule A attached hereto (the “ADP Welfare Plans”) in part for the benefit of eligible individuals who, as of the Effective Time, will be CDK Participants. Effective as of the Effective Time, CDK shall, or shall cause a CDK Affiliate to, adopt, for the benefit of eligible CDK Participants, health, welfare and similar plans (collectively, the “CDK Welfare Plans”), the terms of which are substantially comparable, in the aggregate, to the terms of the ADP Welfare Plans as in effect immediately prior to the Effective Time.

(b) Terms of Participation in CDK Welfare Plans. CDK (acting directly or through its Affiliates) shall cause all CDK Welfare Plans to (i) waive all limitations as to exclusions, and service conditions with respect to participation and coverage requirements applicable to CDK Participants, other than limitations that were in effect with respect to any such person as of the Distribution Date under the ADP Welfare Plans, (ii) honor all deductibles and out-of-pocket maximums incurred by CDK Participants under the ADP Welfare Plans in which they participated immediately prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any CDK Welfare Plans during the same plan year in which such deductible and out-of-pocket maximums were made, and (iii) waive all waiting period limitations and evidence of insurability requirements that would otherwise be applicable to a CDK Participant following the Distribution Date, to the extent that such CDK Participant had satisfied any similar limitation under the analogous ADP Welfare Plan.

(c) Reimbursement Account Plan. Effective as of the Effective Time, CDK (acting directly or through its Affiliates) shall have established a health care, limited purpose health care and dependent care reimbursement account plan (the “CDK Reimbursement Account Plan”) with features that are comparable to those contained in the Automatic Data Processing, Inc. Health Care, Limited Purpose Health Care and Dependent Care Flexible Spending Accounts Plan (the “ADP Reimbursement Account Plan”). With respect to CDK Participants, effective as of the Effective Time, CDK (acting directly or through its Affiliates) shall assume responsibility for administering all reimbursement claims of CDK Participants with respect to calendar year 2014, whether arising before, on, or after the Distribution Date, under the CDK Reimbursement Account Plan and, for the avoidance of doubt, on and after the Distribution Date, no additional claims shall be reimbursed with respect to CDK Participants under the ADP Reimbursement Account Plan. ADP shall, as soon as practicable following the Distribution Date, determine (i) the sum of all contributions to the ADP Reimbursement Account Plan made with respect to calendar year 2014 by or on behalf of all CDK Participants, as a whole, prior to the Effective Time (the “Aggregate Pre-Effective Time Contributions”) and (ii) the sum of all claims incurred in calendar year 2014 and paid by the ADP Reimbursement Account Plan with respect to such CDK Participants, as a whole, prior to the Effective Time (the “Aggregate Pre-Effective Time Disbursements”). If the Aggregate Pre-Effective Time Contributions exceed the Aggregate Pre-Effective Time Disbursements, ADP shall, as soon as practicable following ADP’s determination of the Aggregate Pre-Effective Time Contributions and Pre-Effective Time Disbursements, transfer to CDK an amount in cash equal to such difference. If the Aggregate Pre-Effective Time Disbursements exceed the Aggregate Pre-Effective Time Contributions, CDK shall, upon ADP’s reasonable request and the presentation of such substantiating documentation as CDK shall reasonably request, transfer to ADP an amount in cash equal to such difference.

(d) Continuation of Elections. With respect to CDK Participants, as of the Effective Time, CDK (acting directly or through its Affiliates) shall cause the CDK Welfare Plans to recognize and maintain all elections and designations (including, without limitation, all coverage and contribution elections and beneficiary designations (other than beneficiary designations under the voluntary employee-pay Group Universal Life Insurance program)) made by CDK Participants under, or with respect to, the ADP Welfare Plans and apply such elections and designations under the CDK Welfare Plans for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent that such election or designation is available under the corresponding CDK Welfare Plan. As of the Effective Time, CDK shall cause any CDK Welfare Plan that constitutes a cafeteria plan under Section 125 of the Code to recognize and give effect to all non-elective employer contributions payable and paid toward coverage of a CDK Participant under the corresponding ADP Welfare Plan that constitutes a cafeteria plan under Section 125 of the Code for the applicable cafeteria plan year.

(e) COBRA and HIPAA. ADP (acting directly or through its Affiliates) shall be responsible for administering compliance with the certificate of creditable coverage requirements of HIPAA applicable to the ADP Welfare Plans with respect to CDK Participants. The Parties hereto agree that the Distribution shall not constitute a COBRA qualifying event for any purposes of COBRA. ADP shall, or shall cause one or more members of the ADP Group to, assume or retain, as applicable, all Liabilities in respect of COBRA for Former CDK Employees or a beneficiary, dependent or alternate payee thereof who are receiving COBRA coverage on the Distribution Date.

(f) Liabilities. CDK (acting directly or through its Affiliates) shall fully perform, pay and discharge, under the CDK Welfare Plans, all claims of CDK Participants from and after the Effective Time that are incurred on or after the Effective Time. ADP (acting directly or through its Affiliates) shall fully perform, pay and discharge, under the ADP Welfare Plans, all claims of CDK Participants that are incurred prior to the Effective Time. For purposes of this Section 5.1(f), a claim is deemed incurred (A) with respect to medical, dental, vision and prescription drug benefits, upon the rendering of health services giving rise to such claim; (B) with respect to life insurance, accidental death and dismemberment insurance and business travel accident insurance, upon the occurrence of the event giving rise to such claim; (C) with respect to disability benefits, upon the date of an individual’s disability giving rise to such claim, as determined by the disability benefit insurance carrier or claim administrator; and (D) with respect to a period of continuous hospitalization, upon the date of admission to the hospital.

Section 5.2 ADP VEBA. In no event shall any of the assets held under the ADP VEBA be transferred to CDK (or any of its Affiliates) or to any CDK Benefit Plan.

Section 5.3 Time-Off Benefits. CDK shall credit each CDK Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as such CDK Participant had with ADP (or with any Affiliate) as of the Effective Time.

ARTICLE VI

SUPPLEMENTAL OFFICERS RETIREMENT PLAN

Section 6.1 Establishment of CDK Retirement and Savings Restoration Plan. Effective as of the Effective Time, CDK shall, or shall cause one of its Affiliates to, establish a plan to be known as the “CDK Retirement and Savings Restoration Plan.”

Section 6.2 ADP Plan. ADP shall remain responsible for the payment of all benefits under the ADP SORP that are otherwise due and owing to all CDK Participants. Other than as specifically agreed to in writing by ADP, each CDK Employee shall, for all purposes of the ADP SORP, be treated as terminating employment with ADP and with all of its Affiliates at the Effective Time. For purposes of clarification, the amounts that ADP is required to pay to CDK Participants are intended to be ADP Liabilities as such term is defined in the Separation and Distribution Agreement.

ARTICLE VII

DEFERRED COMPENSATION PLAN

Section 7.1 CDK Deferred Compensation Plan. Effective as of the Effective Time, CDK shall, or shall cause one of its Affiliates to, establish a nonqualified deferred compensation plan to benefit CDK Participants who prior to the Effective Time had deferred bonus amounts under the ADP Deferred Compensation Plan (the “CDK Deferred Compensation Plan”). Effective as of the Effective Time, CDK hereby agrees to cause the CDK Deferred Compensation Plan to assume responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, of the ADP Deferred Compensation Plan with respect to all CDK Participants therein. CDK (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the CDK Deferred Compensation Plan. The CDK Deferred Compensation Plan shall have substantially similar terms and conditions as the ADP Deferred Compensation Plan, except that the CDK Deferred Compensation Plan need not provide for any company matching contributions.

Section 7.2 Continuation of Elections. As of the Effective Time, CDK (acting directly or through an Affiliate) shall cause the CDK Deferred Compensation Plan to recognize and maintain all elections (including deferral, distribution and investment elections) and beneficiary designations with respect to CDK Participants under the ADP Deferred Compensation Plan.

ARTICLE VIII

EQUITY AWARDS

Section 8.1 Treatment of Outstanding ADP Options Held by CDK Employees. Each ADP Option held by a CDK Employee as of the Distribution Date shall be substituted with a CDK Option issued under the CDK Stock Plan and subject to terms and conditions after the Distribution that are substantially similar to the terms and conditions applicable to the corresponding ADP Option immediately prior to the Distribution; provided that (i) the number of shares of CDK Common Stock subject to each such CDK Option shall be equal to the product of (x) the number of shares of ADP Common Stock subject to the corresponding ADP Option immediately prior to the Distribution Date and (y) the CDK Equity Conversion Ratio, with fractional shares rounded down to the nearest whole share and (ii) the per-share exercise price of each such CDK Option shall be equal to the quotient of (x) the per-share exercise price of the corresponding ADP Option immediately prior to the Distribution Date divided by (y) the CDK Equity Conversion Ratio, rounded up to the nearest whole cent.

Section 8.2 Treatment of Outstanding Shares of ADP Restricted Stock Held by CDK Employees. Each share of ADP Restricted Stock held by a CDK Employee as of the Distribution Date shall be substituted with restricted shares of CDK Common Stock (“CDK Restricted Stock”) issued under the CDK Stock Plan and subject to terms and conditions after the Distribution that are substantially similar to the terms and conditions applicable to the corresponding ADP Restricted Stock immediately prior to the Distribution. The number of shares of CDK Restricted Stock to which a CDK Employee is entitled pursuant to this Section 8.2 shall equal the product of (x) the number of shares of ADP Restricted Stock held by such CDK Employee immediately prior to the Distribution Date and (y) the CDK Equity Conversion Ratio, with fractional shares (after aggregation) rounded down to the nearest whole share.

Section 8.3 Treatment of Outstanding ADP Restricted Stock Units Held by CDK Employees. Each ADP Restricted Stock Unit held by a CDK Employee as of the Distribution Date shall be substituted with restricted stock units to be settled in CDK Common Stock (“CDK Restricted Stock Units”) issued under the CDK Stock Plan and subject to terms and conditions after the Distribution that are substantially similar to the terms and conditions applicable to the corresponding ADP Restricted Stock Units immediately prior to the Distribution. The number of CDK Restricted Stock Units to which a CDK Employee is entitled pursuant to this Section 8.3 shall equal the product of (x) the number of ADP Restricted Stock Units held by such CDK Employee immediately prior to the Distribution Date and (y) the CDK Equity Conversion Ratio, with fractional shares (after aggregation) rounded down to the nearest whole share.

ARTICLE IX

ADDITIONAL COMPENSATION MATTERS; SEVERANCE

Section 9.1 CDK Assumption of Annual Incentive and Bonus Liability. Effective as of the Effective Time, CDK shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any annual incentive awards and bonuses that any CDK Employee is eligible to receive with respect to the fiscal year ending June 30, 2015, and, effective as of the Effective Time, ADP shall have no obligation with respect to any such annual incentive award.

Section 9.2 Severance Benefits.

(a) Assumption of Severance Liabilities. Following the Effective Time, ADP shall have no Liability or responsibility to pay any benefits to any CDK Employee pursuant to the terms of the ADP Severance Policy. In addition, notwithstanding the provisions of Section 2.1, following the Effective Time, CDK shall assume or retain, as applicable, and agrees to pay, perform, fulfill and discharge, in due course, all Liabilities with respect to the outstanding and unpaid severance pay and benefits in respect of each Former CDK Employee who as of the Effective Time is receiving severance pay and benefits (whether pursuant to the ADP Severance Policy or an agreement between such Former CDK Employee and any member of the ADP Group or the CDK Group, as applicable).

(b) Effect of the Separation on Severance. ADP and CDK acknowledge and agree that the transactions contemplated by the Separation and Distribution Agreement shall not constitute a termination of employment of any CDK Employee for purposes of any policy, plan, program or agreement of ADP or CDK or any member of the ADP Group or the CDK Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.

Section 9.3 Workers’ Compensation Liabilities.

(a) Pre-Distribution Date Claims. Effective as of the Effective Time, all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a CDK Employee that results from an accident, incident or event occurring, or from an occupational disease that becomes manifest, before the Effective Time shall be the sole and exclusive liability of CDK.

(b) Post-Distribution Date Claims. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a CDK Employee that results from an accident, incident or event occurring, or from an occupational disease that becomes manifest, on or after the Effective Time shall be the sole and exclusive Liability of CDK.

(c) General. ADP and CDK shall cooperate in good faith with respect to notifying the appropriate governmental agencies of the Distribution and issuing new, or transferring existing, workers’ compensation insurance policies and claims handling contracts.

ARTICLE X

GENERAL AND ADMINISTRATIVE

Section 10.1 Sharing of Information. ADP and CDK (acting directly or through their respective Affiliates) shall provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans and to determine the scope of, as well as fulfill, its obligations under this Agreement. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the same confidentiality requirements set forth in the Separation and Distribution Agreement. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 10.2 Reasonable Efforts/Cooperation. Each of the Parties hereto shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including, without limitation, adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 10.3 Employer Rights. Subject to CDK’s obligations under this Agreement, nothing in this Agreement shall prohibit CDK or any CDK Affiliate from amending, modifying or terminating any CDK Benefit Plan at any time within its sole discretion. In addition, subject to ADP’s obligations under this Agreement, nothing in this Agreement shall prohibit ADP or any ADP Affiliate from amending, modifying or terminating any ADP Benefit Plan at any time within its sole discretion.

Section 10.4 Non-Termination of Employment; No Third-Party Beneficiaries. Except as expressly provided for in this Agreement or the Separation and Distribution Agreement, no provision of this Agreement or the Separation and Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any ADP Employee or CDK Employee or other future, present, or former employee of any member of the ADP Group or the CDK Group under any ADP Benefit Plan or CDK Benefit Plan or otherwise. Without limiting the generality of the foregoing, except as expressly provided in this Agreement, the occurrence of the Distribution alone shall not cause any employee to be deemed to have incurred a termination of employment that entitles such individual to the commencement of benefits under any of the ADP Benefit Plans. Furthermore, this Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of ADP, CDK or either of their respective Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 10.5 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 10.6 Access to Employees. Following the Distribution Date, each Party shall, or shall cause its Affiliates to, make available to the other Party those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between ADP and CDK) to which any employee, director or Benefit Plan of the ADP Group or the CDK Group is a party and that relates to the ADP Benefit Plans prior to the Distribution Date or the CDK Benefit Plans on or after the Distribution Date.

Section 10.7 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations (other than beneficiary designations under the voluntary employee-pay Group Universal Life Insurance program), authorizations for the release of Information and rights to reimbursement made by or relating to CDK Participants under ADP Benefit Plans shall be transferred to and be in full force and effect under the corresponding CDK Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant CDK Participant.

Section 10.8 Not a Change in Control. The Parties hereto acknowledge and agree that the transactions contemplated by the Separation and Distribution Agreement and this Agreement do not constitute a “change in control” for purposes of any ADP Benefit Plan or CDK Benefit Plan.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Complete Agreement; Representations; No Set-Off.

(a) Except as explicitly stated herein, this Agreement, together with the Exhibits and Schedules hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b) ADP represents on behalf of itself and each other member of the ADP Group, and CDK represents on behalf of itself and each other member of the CDK Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement; and

(ii) this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.

(c) No obligation of either Party to pay fees or make any other required payments under this Agreement shall be subject to any right of offset, set-off, deduction, or counterclaim, however arising, including, without limitation, pursuant to any claims under the Separation and Distribution Agreement or the Ancillary Agreements (as defined in the Separation and Distribution Agreement).

Section 11.2 Costs and Expenses. All costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be borne as provided in the Separation and Distribution Agreement.

Section 11.3 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 11.4 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

If to ADP or any member of the ADP Group, to:

Automatic Data Processing, Inc.

One ADP Boulevard

Roseland, New Jersey 07068

Attn: General Counsel

Fax: (973) 974-3399

If to CDK or any member of the CDK Group, to:

CDK Global Holdings, LLC (before the LLC Conversion)

CDK Global, Inc. (after the LLC Conversion)]

1950 Hassell Road Suite 1000

Hoffman Estates, IL 60169-6308

Attn: General Counsel

Fax: (847) 781-9873

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt. Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

Section 11.5 Amendment, Modification or Waiver.

(a) Prior to the Distribution, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by ADP in its sole discretion by execution of a written amendment delivered to CDK. Subsequent to the Distribution, this Agreement may be amended, modified, supplemented or superseded only by an instrument signed by duly authorized signatories of both Parties.

(b) Following the Distribution, any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 11.6 No Assignment; Binding Effect; No Third-Party Beneficiaries.

(a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except that following the Effective Time each Party hereto may assign any or all of its rights, interests and obligations hereunder to an Affiliate; provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided, further, that no such assignment shall relieve the assigning Party of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

(b) Except for the provisions of Article IV of the Separation and Distribution Agreement relating to indemnification, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by fewer than all, but together signed by all, of the Parties.

Section 11.8 Negotiation. Except as otherwise provided for herein, in the event that any dispute arises between the Parties that cannot be resolved, either Party shall have the right to refer the dispute for resolution to the chief financial officers of the Parties by delivering to the other Party a written notice of such referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, the chief financial officers of the Parties shall negotiate in good faith to resolve such dispute. In the event that the chief financial officers of the Parties are unable to resolve such dispute within fifteen (15) business days after receipt of the Dispute Escalation Notice, either Party shall have the right to refer the dispute to the chief executive officers of the Parties, who shall negotiate in good faith to resolve such dispute. In the event that the chief executive officers of the Parties are unable to resolve such dispute within thirty (30) business days after the date of the Dispute Escalation Notice, either Party shall have the right to commence litigation in accordance with Section 11.10. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings shall be without prejudice to the legal position of a Party in any subsequent Action.

Section 11.9 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11.10 New York Forum. Subject to the prior exhaustion of the procedures set forth in Section 11.08, each of the Parties agrees that, except as otherwise provided herein, all Actions arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of New York, County of New York, and each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) any claim that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 11.04 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 11.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN THIS SECTION, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS HEREIN.

Section 11.12 Interpretation. The language of this Agreement shall be construed according to its fair meaning and shall not be strictly construed for or against any Party. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.13 Severability. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to other Persons or circumstances shall not be affected thereby.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

AUTOMATIC DATA PROCESSING, INC.

By:
Name:
Title:

CDK GLOBAL HOLDINGS, LLC

By:	Automatic Data Processing, Inc.,
Managing Member

By:
Name:
Title:

Employee Matters Agreement – Signature Page

SCHEDULE A

ADP Health, Welfare, and Similar Plans

Medical Plan

Prescription Plan

Dental Plan

Life Insurance Plan

Accidental Death and Dismemberment Plan

Long Term Disability Plan

Health and Dependent Care Flexible Spending Accounts

Automatic Data Processing, Inc. Vision Care Plan

Automatic Data Processing, Inc. Business Travel Accident Plan

Automatic Data Processing, Inc. Short Term Disability Salary Continuation Policy

Automatic Data Processing, Inc. Personal Accident Insurance

Automatic Data Processing, Inc. Employee Assistance Program

Automatic Data Processing, Inc. Tuition Reimbursement Program

Voluntary Employee pay all non-ERISA Plans include:

Group Universal Life Insurance and

Auto and Home Insurance